Exhibit 99.1

Visa Clarifies Guidance

SAN FRANCISCO, CA, October 29, 2010 – Visa Inc. (NYSE: V) today announced that notwithstanding any statements made by the Company after its earnings call, this press release confirms that the Company’s guidance of 11% to 15% revenue growth for 2011 is based off its fiscal 2010 GAAP reported revenues of $8.065 billion dollars.

About Visa Inc.

Visa is a global payments technology company that connects consumers, businesses, financial institutions and governments in more than 200 countries and territories to fast, secure and reliable digital currency. Underpinning digital currency is one of the world’s most advanced processing networks – VisaNet – that is capable of handling more than 10,000 transactions a second, with fraud protection for consumers and guaranteed payment for merchants. Visa is not a bank and does not issue cards, extend credit or set rates and fees for consumers. Visa’s innovations, however, enable its financial institution customers to offer consumers more choices: pay now with debit, ahead of time with prepaid or later with credit products. For more information, visit www.corporate.visa.com.